Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents SM

Conference Call Transcript

USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Event Date/Time: May. 13. 2008 / 8:30AM ET

Thomson StreetEvents	www.streetevents.com	Contact Us	1
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

C O R P O R A T E   P A R T I C I P A N T S

Paul Gridley
U.S. Shipping Partners LP - Chairman, CEO

Joe Gehegan
U.S. Shipping Partners LP - President, COO

Al Bergeron
U.S. Shipping Partners LP - CFO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

John Parker
Jefferies & Co. - Analyst

Chris Gault
Lehman Brothers - Analyst

Devin Geoghegan
Zimmer Lucas Partners - Analyst

John Tysseland
Citigroup - Analyst

Todd Morgan
Oppenheimer & Co. - Analyst

Brian Adams
Carter, Terry & Co. - Analyst

Ania Montani
Lehman Brothers - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the First Quarter 2008 U.S. Shipping Partners LP Earnings Conference Call. My name is Erica and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference.

(OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today’s call, Mr. Paul Gridley, Chairman and CEO. Please proceed, sir.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Thank you, Operator. Good morning and thanks for joining us. With me today is Joe Gehegan, our President and COO, and Al Bergeron, our Vice President and CFO. I would like to welcome you all to our First Quarter 2008 Conference Call. Before I give my remarks, allow me to read our Safe Harbor statement.

This call contains forward- looking statements which include earnings statements that are not historical fact. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors believed appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward- looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filing with the SEC and include, among other things, future charter rates, demand in the spot market for vessels and timely and on-budget delivery in the second half of 2008 of two ATBs currently under construction. If one or more of these risks or uncertainties materialize or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, except as required by law. If you have not received the press release issued last evening, you may find it on our website, www.usslp.com.

Thomson StreetEvents	www.streetevents.com	Contact Us	2
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Al will discuss our financial results in greater detail later, but I would like to begin by pointing out that we are facing difficult current market conditions. Demand in the spot market has recently deteriorated significantly due to overall declining economic activity and decreased demand for the domestic coast-wise transportation of petroleum products. Additionally, refinery utilization has declined considerably, fuel prices for operating our vessels are at record levels and increased industry capacity for new builds and serving the Jones Act has created some tonnage surplus in our markets.

Due to these market shifts, the ITBs have recently incurred idle periods greater than and charter rates below our previous expectations. Additionally, we have observed modest decreased demand for the domestic coast-wise transportation of chemical products served by our chemical transporting vessels, which we believe is due to our customers working off inventory levels. However, in light of such conditions, most of which are outside our direct control, we are taking steps to meet near term challenges and to gear our position for the coming quarters and indeed for years and economic cycles to come.

First, the Partnership has announced that it has retained Greenhill & Co. and Jefferies & Co. to assist us in exploring a number of strategic alternatives to increase liquidity and strengthen the financial resources of the Partnership, which could include, among other things, the sale of the Partnership or the sale of new equity.

Second and consistent with the previously disclosed request of the holders of subordinated and general partner units, the Partnership did not declare a distribution on its subordinated units and general partner units for the first quarter in order to allow the Partnership to retain the cash for working capital purposes; for the completion of its construction program; and to strengthen coverage, with respect to the financial covenants under the Partnership’s credit facility in future periods. This working capital will also help to bridge us into the delivery of the three ATBs currently under construction, which are already fully funded.

While the Partnership is currently in compliance with all of its financial covenants as of the end of the first quarter of 2008, we recognize that our EBITDA, as defined in our credit agreement, and liquidity, have been negatively affected by market conditions. Unless there is a significant improvement in utilization of and charter rates for the ITBs and a resumption of growth in the Partnership’s chemical business, it is possible the Partnership could fall out of compliance with certain financial covenants under its senior credit facility measured at the end of the second quarter, and likely that the Partnership will fall out of compliance with these same covenants measured at the end of the third quarter, although the Partnership should have sufficient cash resources to service this debt.

With respect to our results, I would also like to highlight certain items that affected the comparability of results across periods. For the three months ended March 31, 2008, the Partnership’s financial results were unfavorably impacted by a non-cash impairment charge of $5.7 million related to the adjustment of the fair value to zero of the construction in progress of the fifth articulated tug barge, while 2007 results were favorably affected by a $3.5 million contract settlement. While we continue to believe there is an attractive market for these ATBs in the future, we decided to take this impairment charge due to the difficulties in obtaining financing for the construction of this vessel in the current credit environment.

In concluding, I would like to draw attention to the following operational positives to consider in addition to the broader challenges of the current macroeconomic environment.

One - we have successfully obtained a second grain voyage for the Philadelphia and have successfully transitioned a second ITB into the humanitarian grain trades, which as you know are voyages that require 75% utilization of U.S. flag vessels.

Two - construction of our new ATB series remains on time and on budget at Eastern and Manitowoc Shipyards, with two deliveries projected for August and November of this year and one delivery projected for August of next year.

Three - we continue to see active interest in the marketplace for additional product tankers for our already chartered product tanker new building program, the first unit is over 50% complete and scheduled for delivery in early 2009. This program also remains on time and on budget.

Joe Gehegan, our COO and President, is on hand and will be available to answer questions you may have regarding details of our operational performance. Please note that based on the advice of our advisors, we will not be answering any questions regarding the strategic alternatives to increase liquidity and strengthen the financial resources of the Partnership that we may pursue with the advice and assistance of Greenhill and Jefferies.

Thomson StreetEvents	www.streetevents.com	Contact Us	3
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Before I turn the call over to Al for further discussion of our financial results, I would like to emphasize that despite the difficult market conditions we are facing, the Partnership enjoys a number of important competitive advantages that we expect will demonstrate its value over the coming quarters and years. We are well positioned to benefit from the demand for deep sea transportation of petroleum and chemicals, including bio fuels. Our outstanding maintenance, safety, compliance and environmental record will put us on solid footing to serve the needs of tomorrow’s marketplace.

We remain very confident in our long term plan for the Partnership’s vessels, particularly new ATBs coming online later this year. These new vessels will enable us to operate at a lower cost and compete more effectively for a wider range of transport business and our cash resources and efforts underway to enhance liquidity will enable us to sustain our strong relationships with customers and suppliers. Now I would like to turn the call over to Al Bergeron, our CFO. Al?

Al Bergeron - U.S. Shipping Partners LP - CFO

Thank you, Paul. I would like to take the opportunity to briefly review our first quarter financial results. For the first quarter of 2008, the Partnership had an operating income of $500,000 and a net loss of $5.8 million compared to operating income of $10.4 million and net income of $5.7 million for the same period in 2007.

As discussed earlier, the first quarter 2008 results were negatively impacted by a non-cash impairment charge of $5.7 million.

Voyage revenues for the quarter rose $9.4 million or 22% to $51.5 million from $42.1 million for the same period in 2007, due to the following factors. First, the ATB Freeport, placed in service in July 2007, contributed approximately $4.2 million in voyage revenues during the quarter. Second, the combination of increased days, due primarily to 2008 being a leap year, increased charter rates and the inclusion of 100% of the revenues from our first grain voyage, which began on December 14, 2007, contributed an additional $4.5 million.

Finally, fuel surcharges on the remaining fleet contributed an additional $2.4 million. Fuel surcharges are a way to pass on increases in fuel expense to our customers and are offset by increases in voyage expenses. These increases were offset by a decrease of $1.7 million due to the mix of charter types. One vessel operated under a long term time charter in the first quarter of 2008 compared to operating in the spot market in 2007. Since we are required to pay voyage expenses on spot voyages, our charter rates are higher than on a time charter, where the customer is responsible for voyage expenses. This is one example of why we analyze our business on a net voyage revenue or TCE rate basis.

The increase in the first quarter voyage revenues was partially offset by increases in voyage expenses of $6.2 million as well as increased vessel operating expenses of $2.1 million and an increased depreciation and amortization expense of $1.5 million. The addition of the ATB Freeport accounted for additional voyage expenses of $1.5 million. On the remaining fleet, increases in port, fuel and commission costs increased voyage expenses by approximately $6.2 million. These increases were offset by a $1.5 million decrease related to the change in mix of charter types.

The increases in depreciation and amortization of $1.5 million is primarily due to the additional amortization of drydock expenditures of $1.1 million, corresponding to the timing of scheduled drydocks and $800,000 attributable to the addition of the ATB Freeport. These increases in depreciation and amortization expense were offset by a decrease of $400,000 resulting from an adjustment to the values assigned to the vessel in the original purchase for the ITBs, due to the net payments made to us under the Hess support agreement, which under GAAP were considered a reduction to the original purchase price.

Interest expense in the first quarter of 2008 was $1 million higher than the first quarter of 2007. The increase was due primarily to increased borrowings. Interest income earned by the Partnership decreased by $1.6 million due to the reduced balances in the Partnership’s restricted cash accounts as funds were used in connection with the construction of the ATBs and the JV tankers. Interest income will continue to decrease as funds in these accounts are used to fund ATB construction and the Partnership’s equity contributions to the JV.

In the first quarter of 2008, the Partnership recorded gains on derivative financial instruments of $700,000 and the Joint Venture recorded losses of $300,000 on derivative financial instruments. There were no gains or losses on derivative financial instruments in the first quarter of 2007.

Thomson StreetEvents	www.streetevents.com	Contact Us	4
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

First quarter 2008 adjusted EBITDA decreased by $1.8 million to $17.7 million from $19.5 million in the first quarter of 2007, primarily due to higher voyage revenues, offset by higher vessel operating expenses and voyage expenses. Depending on the market conditions discussed previously and based on the timing of drydocks, our results may vary significantly from quarter to quarter. More detail regarding our operations are set forth in Management’s Discussion and Analysis of the Financial Conditions and Results of Operations in our Quarterly Report of Form 10-Q that we filed yesterday. I will now turn the call back to Paul.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Thank you, Al. Clearly the current environment is a challenging one. Crude oil was up over 25% this year, having reached a price above $125 per barrel recently which in turn has decreased the demand for refined petroleum products from consumers and industry for the first time in many years. As a result of high crude prices and lower refinery margins, transportation of the core products which we carry on our tanker fleet has been substantially weaker to date in the second quarter than the previous several years’ experience has been.

Finally, as you know, although our new ATBs are fully funded, three of the four units which we are building are still under construction that have not yet entered our fleet. For these reasons, we feel the decision to bring in Greenhill and Jefferies to create a financial bridge to the delivery of these new units and explore strategic alternatives is appropriate. We believe in the market for our services over the long term and we are confident in our strategy of building new tonnage for this market. Once this period of financial and economic uncertainty is resolved and once the new ATBs come online later this year and next year, we expect to be able to operate at lower cost and compete more effectively for a wider range of transport business. Accordingly, we are carefully deploying currently available resources to sustain our strong relationship with customers and suppliers and maintain our business during this period of transition. Operator, we will now take Q&A.

QUESTION AND ANSWER

Operator

As previously noted, the Partnership will not be answering any questions regarding the strategic alternatives to increase liquidity and strengthen the financial resources of the Partnership that it may pursue with the advice and assistance of Greenhill and Jefferies.

(OPERATOR INSTRUCTIONS)

Our first question comes from the line of John Parker from Jefferies. Please proceed.

John Parker - Jefferies & Co. - Analyst

Good morning. Just a couple of housekeeping questions. Can you give me more details on the drydocking schedules for your vessels this year?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Sure, John. Joe Gehegan can do that.

Joe Gehegan - U.S. Shipping Partners LP - President, COO

Yes, John, good morning.

John Parker - Jefferies & Co. - Analyst

Hi.

Thomson StreetEvents	www.streetevents.com	Contact Us	5
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Joe Gehegan - U.S. Shipping Partners LP - President, COO

We have got three drydockings this year, the Houston, the Chemical Pioneer and the Charleston, all of which will be in the very end of the third quarter or the fourth quarter of 2008, John.

John Parker - Jefferies & Co. - Analyst

Okay. And then, have you had any luck getting backhauls on your grain trades?

Joe Gehegan - U.S. Shipping Partners LP - President, COO

We have not had a backhaul on the grain trade to date but there are possibilities of getting backhauls on the grain trades. But we have not had one on the first voyage on the Philadelphia.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Some of the reason for that, John, is on the Philadelphia, we felt that it was more — it was going to be more to our advantage to get back to the United States quicker so we could take the next grain voyage, which we in fact took. And that voyage, that second grain voyage has actually been — its results have been enhanced because we have added an extra port at the request of the humanitarian food relief people. So the issue of taking backhauls depends on both the opportunity for the backhaul, which we think are there, but we may decide not to do a backhaul if we believe it is more advantageous to us to be back in the marketplace for the next tender, for the next grain tender.

John Parker - Jefferies & Co. - Analyst

Okay, that’s all I have. Thank you very much.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Thank you.

Joe Gehegan - U.S. Shipping Partners LP - President, COO

Thank you, John.

Operator

(OPERATOR INSTRUCTIONS)

Our next question comes from the line of Chris Gault with Lehman Brothers. Please proceed.

Chris Gault - Lehman Brothers - Analyst

Hey, guys.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Hi, Chris.

Thomson StreetEvents	www.streetevents.com	Contact Us	6
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Chris Gault - Lehman Brothers - Analyst

For the second quarter ‘08, what kind of EBITDA number are you all using when you are calculating your covenant calculations? When you are estimating that you may not be in compliance?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Well, first of all, we don’t give guidance, Chris, as you know. Clearly, the market conditions right now are somewhat very hard to forecast and predict. We’ve said in our public disclosure, it is possible we may not make our second quarter covenants, but we think it is probable that we will clear the second quarter covenants. But the issue again is one of some uncertainty because of the rather substantial drop off in the spot market that we normally rely on here for the domestic movement of petroleum products around the coast of the United States.

Chris Gault - Lehman Brothers - Analyst

Okay. Now, is that expected to affect your new ATBs as well? Those still have contracts in 2009, right?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Yes, the ATBs are really a sort of a different animal. The first ATB, which we delivered mid- last year, is already fully employed under contracts of affreightment and our chemical business. The unit which will be delivered in August has a long term time charter with Shell. So it will be going into a time charter upon delivery. The unit to be delivered in November is expected again to go into our chemical trade and the unit to be delivered in August of next year, we are in negotiations on a time charter for that one.

Chris Gault - Lehman Brothers - Analyst

The one that is coming in November, does that have a contract as well? The second one?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Well, our chemical business, as you know, the way we operate our chemical business is we have an extensive base of contracts of affreightment that we can put the cargo on ships that are appropriate within the network. So yes, we believe that when the ship comes on in November, it should be covered by the contracts of affreightment that are in our chemical business.

Chris Gault - Lehman Brothers - Analyst

But would it be impacted by the slowdown in business that you all are experiencing right now, though?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

It could be.

Chris Gault - Lehman Brothers - Analyst

Okay.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

I mean, there has been some softness in our chemical business. It has not been nearly as much of a softness as we’ve seen in the petroleum products business. The chemical business, where we have inherent significant cost advantage relative to rail. So there we haven’t seen too much of a slowdown on the chemical side, somewhat of a slowdown. But clearly, all aspects of the economy and particularly industries that rely on anything from bunker fuel, like we do to fuel our vessels, to natural gas to use in your production process or crude oil to refined gas and jet fuel, those industries have been significantly affected by the ultra- high crude prices that we are experiencing.

Thomson StreetEvents	www.streetevents.com	Contact Us	7
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Chris Gault - Lehman Brothers - Analyst

Okay. And are you all planning on accelerating your borrowings under the revolver at all?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

No, we have no plans to do that.

Chris Gault - Lehman Brothers - Analyst

And why would you not do that before, if you are projecting that you possibly could be in default? Or in breach of some of the covenants?

Al Bergeron - U.S. Shipping Partners LP - CFO

Well the covenant issues are primarily driven by EBITDA. It’s the shortfall in EBITDA if the ITBs are unsuccessful in seeking employment.

Chris Gault - Lehman Brothers - Analyst

Would you be able to continue to draw down on your revolver even if you were in breach of that covenant or not?

Al Bergeron - U.S. Shipping Partners LP - CFO

No, if we were in breach of a covenant, the bank has the right to stop the revolver.

Chris Gault - Lehman Brothers - Analyst

Okay.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Again, we don’t expect that that is an imminent situation and obviously, we communicate with all of our counterparties, including our banks. So I would say that we are in good communication with all of our stakeholders and have communicated the current market environment as well as our plans to address it.

Chris Gault - Lehman Brothers - Analyst

Okay. And in a potential breach of covenant, is there any kind of cross defaults of any of your contracts with your ATBs or any of your other vessels?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

No, no, no.

Thomson StreetEvents	www.streetevents.com	Contact Us	8
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Chris Gault - Lehman Brothers - Analyst

Okay. And you are still planning on paying that May distribution to the LP units?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

We declared — yes — we declared the distribution, yes.

Chris Gault - Lehman Brothers - Analyst

Okay. That is it for me. Thank you, guys.

Operator

Our next question comes from the line of Devin Geoghegan from Zimmer Lucas Partners. Please proceed.

Devin Geoghegan - Zimmer Lucas Partners - Analyst

Hey, guys.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Hi, Devin.

Joe Gehegan - U.S. Shipping Partners LP - President, COO

Hey, Devin.

Devin Geoghegan - Zimmer Lucas Partners - Analyst

I just wanted to try and get some clarity on your G&A. I mean, we look at, it seems to be like $15 million a year and it seems like a pretty high percentage of EBITDA. And just wanted to get some clarity on what’s in the G&A number and why you guys aren’t trying to slash that?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Well let me just make a general comment, then I will turn it over to Al. Basically, we have taken measures that we feel are prudent to reduce our G&A and the measures that we have taken, we believe are significant. And the G&A reduction will be seen as the year progresses. It is not something that obviously can be done overnight in terms of seeing it in the numbers. But we have taken G&A actions which we believe are appropriate.

As you know, however, we are in a business that has very serious environmental and safety issues related to it. And it is extremely important to us and to our customers and to the unit holders as well that we continue to operate the vessels safely. And so we are not — we can only make cuts that can be made without jeopardizing the safety of operations and you can be assured that we are looking at those very seriously.

Devin Geoghegan - Zimmer Lucas Partners - Analyst

Okay, great. Thank you very much.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Thanks.

Thomson StreetEvents	www.streetevents.com	Contact Us	9
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Operator

Our next question comes from the line of John Tysseland with Citigroup. Please proceed.

John Tysseland - Citigroup - Analyst

Hi, guys.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Morning, John.

John Tysseland - Citigroup - Analyst

My question is just in regard to the spot market. Can you quantify, I guess, the volatility that you experience or that you kind of are seeing in the spot market for the ITBs today? And I guess, maybe in light of utilization and TCE rates, kind of the range that you’ve seen?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

I think we can respond to that generally. I mean, I think that our view is that the market took a pretty substantial downturn in April and pretty fairly sudden and sharp downturn. And we have seen, for example, in our market, we often see about 15 or so voyages to the West Coast from the loading areas in Houston with a backhaul. So far and we usually get a significant portion of those voyages, that has happened literally every year for the last several years. We have not seen one West Coast voyage this year.

So there has been, as I am sure you know, because you follow the industry and talk to some of our competitors, this is really an industry-wide phenomena. I mean, there is — it is attributable really to the fact that the crack spread has been under severe pressure. The refineries are working off high inventory levels of refined product. Demand is down, actually decreased, which is something that we haven’t seen for decades, I guess.

And so we are seeing really, I would say, a fairly major softness in the spot market. However, we don’t think it is permanent. One of our competitors, I think correctly, said that they see an unsettled three to five- month period and then a pickup in the fall. That would not surprise us. We’d only see a pickup around this time of the year because refinery turnaround and the summer driving season is ahead of us. But obviously, this is not a normal year. So we are taking, we believe, what measures we believe are appropriate in light of those facts. But we do believe that spot market will recover and will return due to a lot of refining capacity coming online in ‘09 and also just the resumption of more normal trading activity in the United States.

John Tysseland - Citigroup - Analyst

Where do you see spot markets rates, for example, like in the fourth quarter versus, I guess, some of the spot market rates in the industry in the first and kind of so far in the second quarter, I mean from a comparisons perspective?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Well I think that generally speaking, the spot market rates can vary. Certainly, obviously spot market rates - fleet average — have to be looked at relative to the sizes of the ships that you are operating. We tend to operate larger sized ships. So given that factor, our rates are going to — I would say our spot market is sort of in the low to mid-30s right now, but we’ve — on the grain voyages, we have seen some higher results and on short voyages, we have seen lower results. So basically, I would say that sort of low 30s is probably the area we are looking at right now.

Thomson StreetEvents	www.streetevents.com	Contact Us	10
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

John Tysseland - Citigroup - Analyst

And then what about utilization? Fourth quarter to first quarter, it looks like your utilization was actually still quite high at 97%.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Yes. Utilization was 97% in the first quarter. There was, however, some — there were some vessels that were time chartered during the first quarter that have been since redelivered off of time charter. Second quarter, utilization obviously is going to be lower. How much lower, we don’t know exactly. But it is going to be lower. And it really — but we have been, being as opportunistic as we can be, we have been fairly successful in the humanitarian grain programs and we have booked some spot cargo recently in our base market here. So we are working closely with those of our customers that have spot cargoes to move and we are very active in the grain trades. But there is going to be a lower utilization for the second quarter, without question.

John Tysseland - Citigroup - Analyst

Any view on industry average kind of utilization, fourth quarter to maybe first quarter to second quarter?

Joe Gehegan - U.S. Shipping Partners LP - President, COO

I would say to first quarter, I think most of the industry — well I would think the industry average was probably in the low 90s in the first quarter and I would think in the second quarter, it is going to be below 90% industry wide. I am just saying there are a lot of ships sitting out there.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

I think that probably is right. There has been a significant amount of waiting time and a significant amount of waiting time really for several ships that are trading spot in the Jones Act. So I think by reference to any brokers or [Paul here], this is fairly public information. There has been anywhere from, I would say, sort of eight to 12 ships sitting on the Gulf waiting for cargoes. And that can — we’ve seen these markets turn fairly quickly in the past, so that kind of a market can turn around. But right now, it’s still — there is still a lot of uncertainty out there.

Joe Gehegan - U.S. Shipping Partners LP - President, COO

And you have got the majors that have ships on time charter, John, that are re-letting them into the spot market right now because things are not as slow.

John Tysseland - Citigroup - Analyst

That helps. Thanks, guys.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Sure, no problem.

Operator

Our next question comes from the line of Todd Morgan with Oppenheimer. Please proceed.

Todd Morgan - Oppenheimer & Co. - Analyst

Good morning, thank you.

Thomson StreetEvents	www.streetevents.com	Contact Us	11
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Good morning.

Todd Morgan - Oppenheimer & Co. - Analyst

I guess with several new builds coming online late this year and next year, do you — how do you see the industry capacity situation evolving? It sounds like if you are adding new ships as well as others, is there really any increase in any capacity reductions or scrapping levels?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

There will be scrapping in ‘10. There will be scrapping in ‘09 and there could be some scrapping this year and earlier. So that is a result of units approaching the end of their OPA 90 trading life and even possibly operators deciding to scrap earlier than the absolute end of the OPA 90 trading life. If you think about it, you have a drydock coming up and you have got one year to trade after that drydock, you are not likely to do the drydock. So you are likely to put some grain on the ship and go to the scrapping areas in the Far East.

I think that we have seen, as I indicated earlier, new buildings enter this market, which was expected. But what wasn’t expected is the severe drop off in the spot market coincident with those new buildings entering the market. We don’t expect this situation to last forever. But yes, even if the spot market were healthy, there would be an oversupply of tonnage in this market probably lasting into ‘10. But as far as the new buildings are concerned, both ours and our competitors’ new buildings are largely chartered. So when those new buildings come in, it is not really a question of those vessels being employed. It is a question of the vessels that are being displaced being employed. That’s the issue.

Todd Morgan - Oppenheimer & Co. - Analyst

Right, right. I think you also talked in the filings about a 70% time charter percentage of your total revenues in the first quarter being down from the 80% levels, I guess, last year. Can you talk about what that number might look like going forward? What are you seeing so far in the second quarter?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Well our chemical business, first of all, is completely covered by contracts of affreightment. They are not time charters but they are contracts which obligate the customer to move a certain amount of product at a certain rate per day and a certain amount per year. So the chemical business, I would say, is basically fully covered by contracts of affreighment. At this point, we have one of our ITBs on a time charter, long term time charter. The other five ITBs are in the spot market. We have a long term time charter on our double hull tanker, the Houston.

And we have time charter commitments on largely either under negotiation or actual or are covered by contracts of affreightment on our ATBs. We also have four charters on the product carriers that we are building at NASSCO, out of the nine ship series. So we have significant charter coverage, but we have seen a significant drop off in time charter coverage of the ITB fleet, which has given rise to the uncertainty that we look at when we look at the spot market and the utilization rate on those particular vessels.

Todd Morgan - Oppenheimer & Co. - Analyst

Okay, great. I guess, two more questions. First on the NASSCO tankers, as those are completed and delivered, I think you still need to finance those. Can you talk about that market?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

The market — well it is true that we would need to contemplate that when the joint venture delivers a tanker, we have a right of refusal to buy the tanker and there is certain mechanisms in the agreement with Blackstone. We also own 40% of that joint venture in terms of an equity ownership of the venture. So if we wanted to buy the ship outright, yes, we would have to finance a purchase of the ship. That is a ways into the future right now. It is early ‘09. Under normal market conditions or under better financial market conditions, we have a long term time charter on that vessel, so a sale-leaseback would be available. We also have other — we are also hired Greenhill and Jefferies. Part of their work is going to be to look at that issue. So yes, to bring the product tankers in to our balance sheet, we would need to obtain financing to do that. But we also own 40% of the tankers in the joint venture.

Thomson StreetEvents	www.streetevents.com	Contact Us	12
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Todd Morgan - Oppenheimer & Co. - Analyst

Sure, okay, that’s fair. Last thing, the last ATB, the one that you said that you probably are not going to go forward with, are there any material additional costs that would come as a result of exercising the option not to go forward other than what you have already spent?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

No. We’ve written off all the costs that would result from the cancellation of that option. Again, I want to stress that it is not because we don’t believe in the ATB series. We do. It is that, in this current financing environment, given the fact that the option to cancel is expiring in June; we felt it prudent to take the write down on that option now, but we obviously will continue to market that ATB and if we get a charter, we will probably be going back to the yard to renegotiate.

Todd Morgan - Oppenheimer & Co. - Analyst

Right, okay. Thanks a lot. Good luck.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Thank you.

Operator

Our next question is a follow- up question from the line of Devin Geoghegan from Zimmer Lucas Partners. Please proceed.

Devin Geoghegan - Zimmer Lucas Partners - Analyst

Hi, thanks for the time. I just wanted to ask you all’s thoughts on how you think about paying down debt instead of paying dividends? Because where the stock looks to open this morning, it is going to be 20%-plus yield. The shareholders clearly aren’t giving you credit for the cash, so why give it to them?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Well I don’t really want to get, Devin, into sort of a speculation on dividend policy. I mean, dividend policy is looked at every quarter. It is looked at by our board and it is done in view of the facts and circumstances, the judgments that are made by the board at that particular point in time. We don’t -- we put in our public disclosure the fact that the dividend payments are obviously going to be subject to continued compliance or renegotiation or waivers of the bank situation. That’s what Greenhill has been -- Greenhill has been hired to look at strategic options that will address the overall issues of finance and liquidity for the Partnership. And I don’t really think I can really say more than that.

Devin Geoghegan - Zimmer Lucas Partners - Analyst

Okay, thank you.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Sure.

Thomson StreetEvents	www.streetevents.com	Contact Us	13
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Operator

Our next question is another follow-up from the line of John Tysseland with Citigroup. Please proceed.

John Tysseland - Citigroup - Analyst

Hi, guys. One more question, thanks. Was — can you kind of comment on where you see scrapping values at this point for the industry?

Joe Gehegan - U.S. Shipping Partners LP - President, COO

John, I think if you go to take a voyage, there is some continent lag. It would probably be about $768 a ton right now.

John Tysseland - Citigroup - Analyst

And that compares to what you’ve seen — what have you seen in the past? I mean, obviously I believe it is up.

Joe Gehegan - U.S. Shipping Partners LP - President, COO

John, it has been going up. It was $725 about two weeks ago, so it’s been going up pretty steady, especially for product carrier-size vessels.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Yes, we have seen significant and steady increases in scrap values. And it is typical industry practice that you would also, if — and again, I am not saying that — I am not making any prediction about our fleet or anyone else’s fleet. I am just saying that if one is looking to scrap a ship, what you do is you carry a grain voyage one way to one of the humanitarian grain voyages to East Africa. And so you would get the one way grain voyage revenue, which the government allows you about 70% of a full round trip voyage, in terms of that. So that adds $4 million or $5 million to the scrap price itself, when you — when one, when we or a competitor of anybody else, that we are looking to scrap a ship, that would be the result.

John Tysseland - Citigroup - Analyst

All right, guys. Thank you very much.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Sure.

Operator

Our next question comes from the line of Brian Adams with Carter, Terry. Please proceed.

Brian Adams - Carter, Terry & Co. - Analyst

Yes, hi. Thank you very much for taking my time. Two quick questions. How to reduce the voyage expense, because it appears like it doubled from the same quarter last year. And then also, there was a small blurb in the filing about if you have an increase in the non-Jones Act shipments, how would that impact a tax structure on the Company?

Thomson StreetEvents	www.streetevents.com	Contact Us	14
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Let me answer the first question and Al will answer the second. Your question is if voyage expenses in some cases have sort of doubled from last year. But the big difference is that it is fuel prices. When we have a ship on time charter, okay, the customer pays for the fuel and all the port charges. And the revenue we book is net of that. So it is sort like a net lease, I guess, of an office building. It is a net netting concept. It is a net revenue concept, net of bunkers, port charges, et cetera, and commissions.

On the — when you book a spot voyage, the rate that you book is your revenue. So it is simply the revenue that you receive is a gross freight number from what you pay the bunkers and the port charges and the commissions, et cetera. So bunker prices now are very, very high, as we said in our opening statement. So for example, if a voyage were to have a time charter equivalent of $35,000 a day, the bunkers could be $30,000 or around that area, just depending on where the prices might be from day to day. The bunker prices at these levels, bunkers are ships fuel, bunker prices at these levels are almost equal to the time charter equivalent freight rate, once the bunkers are deducted, if you follow what I am saying.

So the major increase in voyage expenses is the ship from time charters to spot for a significant portion of our fleet, going from a net revenue concept for our expenses and are netted out of the revenue to a situation where we are booking gross revenues and we are booking expenses also against those gross revenues, the primary thing being ship’s fuel. That was the second question.

Al Bergeron - U.S. Shipping Partners LP - CFO

Yes, Brian, could you ask the second question please?

Brian Adams - Carter, Terry & Co. - Analyst

Yes, from what I understand under the Jones Act, you have obviously a different tax structure if you keep a certain number — 90% of your, I guess, revenues come from the petroleum shipping. But if you, let’s say, do less than that, what would be the impact on your tax structure?

Al Bergeron - U.S. Shipping Partners LP - CFO

Yes, you would be converted into a C Corp.

Brian Adams - Carter, Terry & Co. - Analyst

Right.

Al Bergeron - U.S. Shipping Partners LP - CFO

What you can do though is you can drop those vessels if you know that the vessel is going to be trading in grain in the future, you could drop that vessel into a C Corp.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

We don’t expect that to happen, by the way. We have said that the business mix we have has changed somewhat. But we do not expect any immediate changes in our tax-exempt status.

Brian Adams - Carter, Terry & Co. - Analyst

Okay, that’s all I have. Thank you.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Thank you.

Thomson StreetEvents	www.streetevents.com	Contact Us	15
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Operator

Our next question comes from the line of Chris Gault with Lehman Brothers. Please proceed.

Chris Gault - Lehman Brothers - Analyst

Hey, guys, one last question.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Sure, Chris.

Chris Gault - Lehman Brothers - Analyst

Related to the JV in the filing, you said that it may require additional capital because of the acceleration of some of that construction. I guess, how are you all thinking about that or is that something Greenhill is also looking at?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

I would say that that’s not something Greenhill is mandated to look at, because obviously the joint venture is a freestanding entity and Blackstone is a majority partner. But I think it is something that you can be sure that Blackstone and we are jointly looking at inside the joint venture to assure adequacy of funding for the construction program, which we are sure we will. But that situation really doesn’t arise for, I think it is into ‘09. Doesn’t it? So it is not an immediate issue. Not an immediate issue.

Chris Gault - Lehman Brothers - Analyst

Okay. All right. Thank you.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Thank you.

Operator

Our next question comes from the line of Ania Montani from Lehman Brothers. Please proceed.

Ania Montani - Lehman Brothers - Analyst

Hi, guys, good morning.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Hi, good morning.

Thomson StreetEvents	www.streetevents.com	Contact Us	16
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 13. 2008 / 8:30AM ET, USS - Q1 2008 U.S. Shipping Partners LP Earnings Conference Call

Ania Montani - Lehman Brothers - Analyst

You guys had indicated late last year that you anticipate paying the full common distribution in ‘08. And given that conditions have deteriorated, as you had indicated in your press release, does that still remain the case to expect to pay the distributions for the entire year?

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Well I think we have indicated that there has been a significant deterioration at least temporarily of the spot market and increased uncertainty with regard to off- hire time. And so I think at this juncture, we are not making that statement. We are making the statement we are making in the public disclosure that the situation is being carefully monitored. We have hired Greenhill and Jefferies and we are looking obviously out for the best interests of our unit holders and all our other stakeholders. But at this point, I think you have to go with the disclosure we have in the public document. We did decide to pay the first quarter distribution and this was a decision that is made every quarter by the board.

Ania Montani - Lehman Brothers - Analyst

Okay, thanks.

Operator

I would now like to turn the call back over to Paul Gridley for closing remarks.

Paul Gridley - U.S. Shipping Partners LP - Chairman, CEO

Thank you very much for attending our conference call today. And we will see you on the second quarter conference call. Thank you very much.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Everyone, have a great day.

D I S C L A I M E R

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	17
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.